  EXHIBIT 99.1

iCoreConnect Closes Highly Accretive Acquisition of Advantech

Further Expands Capabilities in Healthcare

Windermere, FL, April 28, 2021 – iCoreConnect, Inc. (OTCQB: ICCT), a cloud-based, Software as a Service (SaaS) platform for healthcare business workflow, is pleased to announce the closing of its acquisition of Advantech, a Scottsdale, Arizona-based Managed Software as a Service Provider (MSaaS). Advantech provides Managed Software as a Service, including software development, to clients in the healthcare sector.

This acquisition marks iCoreConnect’s sixth strategic acquisition under President and CEO Robert McDermott and his executive team.  “Advantech is an excellent accelerator to the rapid growth iCoreConnect has already experienced recently,” explains McDermott.  “Advantech has excelled for years in the healthcare sector, making this acquisition important.  Both businesses are built on the foundation and strength of monthly recurring revenue.  iCoreConnect and Advantech fared extremely well during the pandemic.  There is a significant opportunity to offer our newly-combined customer base additional innovative SaaS offerings. We welcome the Advantech team and customers to iCoreConnect. ” Advantech should contribute meaningfully to growth at iCoreConnect in 2021 and beyond.

Advantech founder and President Leon Heyns welcomed the acquisition with excitement.  “This is an incredible opportunity for Advantech. I’ve been quite impressed with the rapid growth of iCoreConnect and I appreciate the commitment to developing cloud-based products that laser focus on helping businesses perform better, with greater speed and agility. Advantech fits perfectly into the iCoreConnect model.”

About iCoreConnect

iCoreConnect is a cloud-based software and technology company focused on increasing profit and operational speed in high-compliance industries. iCoreConnect is most notably known for its innovation in solving healthcare business problems. The company’s philosophy is built on a high level of customer feedback, allowing iCoreConnect to respond to the market’s needs.  iCoreConnect touts a platform of more than a dozen SaaS enterprise solutions and more than 40 agreements with state or regional healthcare associations. iCoreConnect is a member of the prestigious StartUp Health accelerator.

About Advantech IT

Advantech IT was founded with the principle of establishing and building strong business relationships through excellent customer service and staying up to date with the most relevant technology trends. The company reputation is built on its reliable, proactive, and capable technology consulting.  Providing a secure and reliable environment for sensitive and proprietary data is the company’s priority.

Forward Looking Statements

In this news release, the use of the words "believe," "could," "expect," "may," "positioned," "project," "projected," "should," "will," "would" or similar expressions are intended to identify forward-looking statements that represent the Company's current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors.